Exhibit (d)(1)(xx)
ADDENDUM TO INVESTMENT ADVISORY AGREEMENT
Allianz Funds
1633 Broadway
New York, New York 10019
December 1, 2011
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, New York 10019

Re:	AGIC U.S. Managed Volatility Fund (formerly, AGIC Systematic Growth Fund) and RCM Focused Growth Fund (formerly, RCM Strategic Growth Fund) (together, the “Funds”)
Ladies and Gentlemen:
     This will confirm the agreement between Allianz Funds (the “Trust”) and Allianz Global Investors Fund Management LLC (the “Adviser”):
     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. Up to seven separate classes of shares of beneficial interest in the Trust are offered to investors with respect to each investment portfolio. Each Fund is a separate investment portfolio of the Trust.
     2. The Trust and the Adviser have entered into an Investment Advisory Agreement dated November 15, 1994, as amended and restated May 5, 2000, and as further amended or supplemented from time to time (the “Agreement”) pursuant to which the Trust employs the Adviser to provide investment advisory and other services specified in the Agreement to each Fund and the other series of the Trust, and the Adviser has accepted such employment.
     3. As provided in paragraph 9 of the Agreement and subject to further conditions set forth therein, each Fund shall pay the Adviser a monthly fee at the following annual rate based upon the average daily net assets of such Fund:

Fund	Fee Rate
AGIC U.S. Managed Volatility Fund	0.30%
Allianz RCM Focused Growth Fund	0.45%
     4. This Addendum shall take effect with respect to each Fund as of December 1, 2011, and except as set forth in Paragraph 3 shall not otherwise alter the terms of the Agreement with respect to the Fund or any other series of the Trust.
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     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

Allianz Funds

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President

ACCEPTED:

Allianz Global Investors Fund Management LLC

By:	/s/ John C. Maney

Name:	John C. Maney
Title:	Managing Director and Chief Executive Officer

[Signature Page — Addendum to Portfolio Management Agreement]